As filed with the Securities and Exchange Commission on August 28, 2020
Registration No. 333-236375

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GlobalSCAPE, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	7372	74-2785449
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4500 Lockhill-Selma, Suite 150
San Antonio, Texas 78249
(210) 308-8267

(Address, Including Zip Code, and Telephone
Number, Including Area Code, of Registrant’s
Principal Executive Offices)

Kyle Hofmann
Secretary
c/o Help/Systems, LLC
6455 City West Parkway
Eden Prairie, MN 55344

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

John T. Haggerty, Esq.
Lillian Kim, Esq.
Goodwin Procter LLP
100 Northern Avenue
Boston, Massachusetts 02210
(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☒

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.  ☐

DEREGISTRATION OF SECURITIES

GlobalSCAPE, Inc., a Delaware corporation (the “Company”), is filing this Post-Effective Amendment (the “Post-Effective Amendment”) to its Registration Statement on Form S-3 (File No. 333-228449) (the “Registration Statement”) to deregister 5,340,261 shares of the Company’s common stock, par value of $0.001 per share, and remaining unissued and other obligations and interests, originally registered under the Registration Statement filed by the Company with the Securities and Exchange Commission (the “Commission”).

On July 19, 2020, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) among Help/Systems, LLC, a Delaware limited liability company (“Parent”), Grail Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and solely with respect to certain sections therein, HS Purchaser, LLC, a Delaware limited liability company, and Help/Systems Holdings, Inc., a Delaware corporation.  Pursuant to the Merger Agreement and upon the terms and subject to the conditions thereof, Merger Sub commenced a tender offer (the “Offer”) to purchase any and all of the outstanding shares (the “Shares”) of common stock of the Company, par value $0.001 per share, at a price of $9.50 per Share, subject to any required withholding of taxes, net to the seller in cash without interest, on the terms and subject to the conditions set forth in the Merger Agreement.  Pursuant to the Merger Agreement, following the consummation of the Offer, and subject to the conditions set forth in the Merger Agreement, Merger Sub merged with and into the Company (the “Merger”), whereupon the separate existence of Merger Sub ceased, and the Company became the surviving corporation of the Merger and a wholly owned subsidiary of Parent.  The Merger became effective on August 28, 2020, pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

As result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking in the Registration Statement to remove from registration, by means of a post-effective amendment, any and all securities that were registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered but unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement on Form S-3 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on the 28th day of August, 2020.

GLOBALSCAPE, INC.

By:	/s/ Kyle Hoffman
Name:	Kyle Hoffman
Title:	Secretary

*	Pursuant to Rule 478 under the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.